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                                                            EXHIBITS 5.2 AND 8.1

                     [Letterhead of Vinson & Elkins L.L.P.]

                                 June 14, 2001

The Shaw Group Inc.
8545 United Plaza Boulevard
Baton Rouge, Louisiana 70809

Ladies and Gentlemen:

     We have acted as counsel for The Shaw Group, a Louisiana corporation (the "Company"), with respect to and with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the resale from time to time of the Company's Liquid Yield Option Notes(TM) due 2021 (Zero Coupon - Senior) (the "LYONs") and the Company's common stock, no par value, issuable upon conversion or repurchase of the LYONs. The LYONs are issued under an Indenture dated as of May 1, 2001 between the Company and United States Trust Company of New York, as Trustee (the "Indenture").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the Registration Statement and such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

     Based on the foregoing, and assuming that the global certificates representing the LYONs have been duly executed authenticated and delivered in accordance with the provisions of the Indenture, we are of the opinion that the LYONs are validly issued and constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

     We are further of the opinion that the statements contained in the prospectus constituting a part of the Registration Statement under the caption "United States Federal Income Tax Considerations," insofar as such statements constitute a summary of the United States federal tax laws referred to therein, are accurate and fairly summarize the United States federal tax laws referred to therein.

     We are members of the bar of the State of Texas. We have relied as to all matters of Louisiana law on the opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law

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Corporation), which opinion is also filed as an exhibit to the Registration
Statement. The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and, in reliance on the opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), the laws of the State of Louisiana, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We also authorize Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) to rely on this opinion for the purpose of rendering its opinion, which will also be filed as an exhibit to the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement as having passed on certain legal matters in connection with the LYONs. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,


                                       /s/ Vinson & Elkins L.L.P.